Exhibit 10.1

Execution Version

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”) is entered into as of October 14, 2022, (the “Effective Date”), by and between The Coretec Group, an Oklahoma corporation located at 600 S. Wagner Rd, Ann Arbor, MI 48103(“Company”), and matthew hoffman, whose address is 5077 Village Drive, Saline, MI 48176 (“Executive”).

ARTICLE 1

EFFECT OF AGREEMENT

1.1    Effect of Agreement. This Agreement shall be effective as of the Effective Date and shall thereafter remain in effect so long as Executive is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles 5, 6 and 7 of this Agreement, and as otherwise explicitly provided in this Agreement, shall survive any termination of this Agreement until such time as such duty or obligation is satisfied in full.

1.2    Entire Agreement. This Agreement constitutes the entire agreement between Executive and Company and it supersedes any prior agreement, promise, representation, or statement written or otherwise, between Executive and Company or between Executive and Company’s Board of Directors (the “Board”) with regard to this subject matter, including, without limitation, any summary of the terms hereof. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized member of the Board, after having been approved by the Board.

1.3    Consideration. The duties and obligations of Company to Executive under this Agreement shall be in consideration of Executive’s promises herein and services provided to Company, and as a condition to receive the Stock Rights (as set forth in Section 3.3 hereof). The duties and obligations of Executive to Company under this Agreement shall be in consideration of Company’s promises herein and the compensation to be provided to Executive pursuant to Article 3 of this Agreement.

ARTICLE 2

EMPLOYMENT DUTIES

2.1    Title/Responsibilities. Executive hereby accepts the terms of this Agreement and agrees to serve as Chief Operating Officer and Chief Financial Officer, reporting to the Chief Executive Officer. Executive shall have all powers and duties commensurate with such position(s).

2.2    Attention. Executive shall devote Executive’s commercially reasonable best efforts and Executive’s full business time and attention to the performance of the Executive’s duties hereunder.

2.3    Other Activities. Except upon the prior written consent of the Chief Executive Officer, Executive shall not during the period of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to that of Company or to any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with Company (an “Affiliated Company”), except that Executive may own less than one percent (1%) of the outstanding securities of any such publicly traded corporation that is or may be competitive with, or that might place Executive in a competing position to that of the Company or any Affiliated Company. The determination as to whether a business activity is or may be competitive with Company or an Affiliated Company shall be made by the Chief Executive Officer, and shall be final and binding on all parties.

2.4    Other Agreements. Executive represents and warrants that Executive’s employment by Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party. Executive represents and warrants that Executive will not disclose to Company or use on behalf of Company any confidential information governed by any agreement between Executive and any third party except in accordance with an agreement with, or the consent of, such third party. During Executive’s employment by Company, Executive may use, in the performance of Executive’s duties, all information generally known and used by persons with training and experience comparable to Executive’s own and all information which is common knowledge in the industry or otherwise legally in the public domain.

2.5    Policies and Practices. The employment relationship between Company and Executive shall be governed by the policies and practices established by the Company from time to time. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s employee handbook or general employment policy memorandum to its employees, then with respect to such conflicting terms this Agreement shall control.

2.6    Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services Executive is required to perform pursuant to this Agreement from the Company’s office, located at the address for Company set forth in the introductory paragraph of this Agreement, or remotely from time to time, or at any other place at which the Company maintains an office, subject to Executive’s rights under Section 6.3; provided, however, that Executive understands and agrees that the Company will require the Executive to travel temporarily to other locations in connection with the Company’s business from time to time.

ARTICLE 3

COMPENSATION

3.1    Annual Base Salary. The Company shall initially pay Executive an annual base salary of two hundred thousand dollars ($200,000), as it may be adjusted from time to time pursuant to this Agreement (the “Base Salary”), less standard withholdings and deductions, and payable in accordance with Company’s standard payroll procedures. The first paycheck date will be October 21, 2022. Executive will be considered for annual increases in the Base Salary in accordance with Company policy and subject to review and approval by the Board.

3.2    Annual Incentive Bonus. In addition to the Base Salary, Executive shall be eligible for an Annual Incentive Bonus, with a target payout on achievement of goals of twenty percent (20%) of Executive’s then-current Base Salary, beginning with the Company’s 2023 fiscal year (the “Bonus”). The amount of the Bonus for such fiscal year and each following fiscal year shall be based on Executive’s and/or Company’s achievement of certain measurable goals, established by the Chief Executive Officer with input from the Executive within forty-five (45) days of the commencement of each such fiscal year (the “Performance Criteria”). The Company shall pay any Bonus earned by Executive upon the earlier to occur of (a) the Board’s acceptance of the Company’s financial audit for the year in which the Bonus was earned, or (b) by March 15 of the year following the calendar year in which such Bonus was earned. Executive will not be eligible to receive the Bonus for any given fiscal year in which Executive’s employment with Company terminates, notwithstanding any consulting services Executive provides to Company after Executive’s termination, provided that this sentence shall not affect the right of Executive in respect of any Bonus earned for any fiscal year prior to the fiscal year during which such termination occurs that has not yet been fully paid as of the date of such termination.

3.3    Stock Rights.

(a)    Upon the Effective Date, Company shall grant Executive options to purchase five million (5,000,000) fully vested shares of Company’s common stock at the fair market value of such stock (the “Options”), subject to approval of the Board of Directors of the Company.

ARTICLE 4

BENEFITS

4.1    Benefits. During Executive’s employment, Company shall provide Executive with the same benefits that it provides to its other senior executives from time to time.

4.2   Business Expense Reimbursement. Company shall reimburse Executive for all reasonable and customary travel, entertainment and other expenses incurred by Executive in performing services hereunder. Any such reimbursement shall occur in accordance with Company’s reimbursement policy as in effect from time to time. Executive agrees to furnish Company adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement.

4.3    Vacation and Holidays. Executive shall accrue annual paid vacation time in the amount of twenty-five (25) days per calendar year in accordance with Company’s accrued time off policy as in effect from time to time, pro rated for any partial calendar year. Any unused vacation time may not be accumulated and carried over from one year to the next, except as otherwise dictated by any such policy. Executive also shall be entitled to paid holidays as established by Company for all employees.

ARTICLE 5

PROPRIETARY INFORMATION OBLIGATIONS

5.1    Proprietary Information Agreement. As a condition of Executive’s employment, Executive shall execute and deliver to Company the form of Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit B (the “Proprietary Information and Inventions Agreement”).

5.2    Remedies. Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate and Executive therefore agrees that Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE 6

TERM AND TERMINATION OF EMPLOYMENT

6.1    At-Will Employment . Executive’s relationship with Company is terminable by either party at-will. Both Executive and Company shall have the right to terminate Executive’s employment with Company at any time with or without Cause, and with or without advance notice, except as set forth in Section 6.3. The at-will nature of Executive’s employment with Company may only be changed in an express written agreement signed by Executive and a duly authorized member of the Board, after having been approved by the Board.

6.2    Termination by Company for Cause. Company may terminate Executive’s employment at any time for Cause (as hereinafter defined). In the event that Company terminates Executive’s employment for Cause, the Executive will be entitled to receive Executive’s Base Salary and benefits, including accrued but unused vacation time pro rated for the calendar year then applicable, through the date of termination, as well as such other benefits as may otherwise required by law and such other benefits as expressly required by terms of applicable benefits plans through the date of such termination, if any, all of which shall be paid within thirty (30) days after the date of termination, to the extent applicable. Company thereafter shall have no further obligation under this Agreement to Executive or to Executive’s dependents, beneficiaries or estate.

“Cause” means the occurrence of one or more of the following: (a) any act of gross negligence or willful misconduct by Executive causing harm to the Company; (b) Executive's misappropriation of the Company's assets or business opportunities or violation of any of Article 7 of this Agreement or any provision of the Proprietary Information and Inventions Agreement, none of which acts shall be subject to cure; (c) Executive's breach of this Agreement, or repeated failure to substantially comply with the reasonable and lawful directives of the Board or policy or procedure of the Company (other than a failure resulting from Executive’s Disability or a disability under applicable law), subject to Executive's right to cure any such breach or failure that is susceptible to cure to the reasonable satisfaction of the Company within thirty (30) days after Executive’s receipt of written notice from Company that specifies such failure; (d) Executive's intentional misrepresentation to the Board of, or willful failure to disclose to the Board, information material to the Company, its business or its operations; or (e) the use by Executive of illegal drugs, or the use of legal drugs or alcohol in any manner that adversely in any material respect affects Executive's ability to perform Executive's duties under this Agreement or otherwise to the Company, (f) a material violation by the Executive of any applicable law or regulation respecting the business of Company; (g) commission of any fraud against the Company or any of its affiliates or use or intentional appropriation for Executive’s personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; (h) the Executive pleading guilty or nolo contendere in respect of any felony, being convicted of a felony, or being found guilty of any criminal misconduct that disqualifies the Executive from serving as an officer or director of Company, as reasonably determined by the Board, or (h) the willful or grossly negligent failure of the Executive to perform the Executive’s duties hereunder and to Company in any material respect.

"Disability" means the inability, due to illness, accident, injury, physical or mental incapacity or other condition, of Executive to carry out effectively Executive's duties and obligations to Company or to participate effectively and actively in the management of the Company for a period of at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days (whether or not consecutive) during any twelve-month period, provided that any days of paid vacation used by Executive in accordance with the Company's paid time off policy will not be included in calculation of either such time period. If Company and Executive are unable to agree as to whether Executive is suffering a disability, Executive and Company shall each identify a licensed physician who shall jointly select a third licensed physician to conduct a physical examination to determine whether Executive is unable to perform his duties under this Agreement as provided in the first sentence of this paragraph. The cost of such physicians shall be paid solely by the Company. The determination of such third physician shall be final and binding on both Company and Executive, without any appeal rights for either. Executive shall be deemed to be suffering a disability if Executive refuses to submit to such physical examination.

6.3    Executive’s Voluntary Resignation. Executive may voluntarily terminate Executive’s employment with Company, with or without Good Reason (as hereinafter defined), upon thirty (30) days’ advance written notice to Company (a “Resignation Notice”), which Resignation Notice shall specify any Good Reason (as hereinafter defined) basis for such voluntary termination. In the event that Executive terminates Executive’s employment with Company without Good Reason, Executive will be entitled to receive Executive’s Base Salary and benefits, including accrued but unused vacation time pro rated for the calendar year then applicable, through the end of the month during which such termination or resignation becomes effective, with any cash payment payable in accordance with Company’s normal payroll policies and such other benefits required in such event by applicable law or the terms of applicable benefits plans through the date of such termination, and Company thereafter shall have no further obligation under this Agreement to Executive or to Executive’s dependents, beneficiaries or estate. Executive may resign Executive’s employment for Good Reason so long as the Company shall have failed to remedy the Good Reason basis for such resignation in the Resignation Notice within thirty (30) days after Company’s receipt of the Resignation Notice; provided, however, that Executive’s right to resign for Good Reason shall expire in the event that Executive shall have failed to give a Resignation Notice within ninety (90) days after the latter to occur of the related Good Reason event or after Executive first learns of the occurrence thereof.

“Good Reason” means any one of the following events which occurs on or after the commencement of Executive’s employment without Executive’s consent: (i) any decrease in Executive’s Base Salary below the amount specified in Section 3.1, other than as part of a reduction in the salaries of all senior executives of the Company; (ii) any material diminution of Executive’s title, duties and/or responsibilities, including, without limitation, a requirement that Executive report to another Company officer or employee and not directly to the chief executive officer; (iii) any material breach by Company of its obligations under this Agreement that is not remedied by Company to the reasonable satisfaction of the Executive within thirty (30) days of written notice of such breach from Executive, (iv) Company requests or requires Executive to perform any illegal act or any act that is inconsistent with accepted standards of ethical and professional behavior; or (v) any requirement that the Executive relocate to a work site that would increase the Executive’s one way commute distance from his current residence at the address set forth in the introductory paragraph of this Agreement by more than twenty (20) miles.

6.4    Termination for Death or Disability. Executive’s employment with Company will be terminated in the event of Executive’s death or Disability. In the event of such termination, Executive or Executive’s heirs, successors, and assigns shall not receive any compensation or benefits other than payment of accrued salary and vacation, which shall be paid within thirty (30) days following such termination, and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans through the date of such termination.

6.5    Severance. In the event that Executive’s employment with Company terminates at any time by the Company without Cause or with Good Reason (and except for a termination resulting from an event described in Section 6.4), Company shall continue to pay Executive’s Base Salary as in effect as of the date of termination, less standard deductions and withholdings, in accordance with Company’s standard payroll policies for six (6) months after the date of such termination, provided that Executive executes the release agreement substantially in the form attached hereto as Exhibit A (the “Release”). During such six (6) month severance period, the Company shall provide Executive with the same employment benefits that he received as the date of termination pursuant to Section 4.1, but only to the extent such benefits may be paid or provided to a non-employee, except that the Company shall pay for COBRA benefits for coverage substantially similar to that in effect as of the date of termination.

6.6    Change in Control.

(a)    Upon a Change in Control and if Executive is not terminated in connection with such Change in Control such that the following Section 6.6(b) applies, the Company shall take one of the following actions with respect to Options unvested as of the time of such Change in Control (if applicable): (i) cause such Options to become fully vested immediately prior to such Change in Control, (ii) cause such Options to be continued if the Company survives such Change in Control, or (iii) if the Company does not survive such Change in Control, cause such Options to be assumed or replaced with equivalent rights by the successor to the Company in such Change in Control; provided, however, that in the case of the foregoing clauses (ii) and (iii), any such continuance, assumption or replacement shall remain subject to Section 6.7(b).

(b)    In the event that upon or within twelve (12) months following a Change in Control (as hereinafter defined), Executive is terminated by Company without Cause or ceases to be a senior executive of Company (or its successor in any such Change in Control), any unvested portion of Executive’s Options shall thereupon be fully vested.

“Change in Control” means (i) any merger or consolidation of Company with or into another entity, other than a merger or consolidation in which the stockholders of Company immediately before the transaction will own immediately thereafter, directly or indirectly, securities having a majority in ordinary voting power of the outstanding securities of the surviving or resulting entity, (ii) any sale by Company of all or substantially all of its assets, other than a sale of assets in which the stockholders of Company immediately before the transaction will own immediately thereafter, directly or indirectly, securities having a majority in ordinary voting power of the outstanding securities of the acquiror of Company’s assets, or (iii) any sale or other transfer of shares of stock by one or more stockholders of Company as a result of which any one transferee, together with the transferee’s affiliates, will become in a transaction or series of related transactions the owner of a majority of the ordinary voting power of Company’s outstanding stock; provided, however, that any new issuance of capital stock of Company to one or more third parties for the sole purpose of providing new funding for Company or in connection with a joint venture or other documented business alliance with any such third party shall not constitute a Change in Control.

6.7    Deferred Compensation. Notwithstanding Section 6.6, if Company is “publicly traded” and Executive is deemed on the date of termination to be a "specified employee", each within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of Executive’s “separation from service” shall be made on the date which is the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service”, and (b) the date of Executive's death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6.8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

ARTICLE 7

NON-COMPETITION

7.1    Non-Competition and Other Work Activities. In order to protect the trade secrets and confidential and proprietary information of Company, for a period of twelve (12) months following the termination of Executive’s employment with Company, Executive agrees that Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever:

(a)    engage in, become financially interested in, be employed by or have any business connection with any enterprise or division of an enterprise located in the United States or any other country, territory or region in which Company conducts business, whose principal focus is the same as the Company’s (each a “Competing Business”); provided, however, that (i) Executive may own less than one percent (1%) of the voting stock of any Competing Business that is a corporation and whose capital stock is registered under Section 12 of the Exchange Act of 1934, as amended, and (ii) Executive shall not be in violation of the restriction in this Section 7.1(a) should Executive serve as an employee of a non-profit, tax-exempt academic or research institution.

(b)    directly or indirectly solicit, entice, induce, or encourage any person (i) who is an employee of Company as of the date of Executive’s employment with Company is terminated, or (ii) was an employee of Company within the one-year period prior to the date of such termination, to leave Company’s employee; provided, however, that a response by any such employee to a published general solicitation shall not constitute a violation of this covenant;

(c)    directly or indirectly solicit any customer or prospective customer (being a as a customer with which the Company has had substantive discussions regarding performing services, or to which Company has submitted a bid or proposal to perform services, in either case during the 12 month period preceding Executive’s termination) of Company as of the date of termination on Executive’s own behalf or on behalf of any Competing Business for the sale of products or services that compete with those provided by Company; provided, however, that this Section 7.1(c) shall not apply to any such customer or prospective customer with whom Executive has a substantive, business relationship prior to the Effective Date; and

(d)    make known, disclose, furnish, make available or utilize any of Company’s confidential or proprietary information.

This foregoing confidentiality covenant has no temporal, geographical or territorial restriction. Executive agrees to immediately return all Company information, Company documents (and all copies thereof) and other Company property and materials in Executive’s possession or control as of the date of Executive’s termination, including, without limitation, Company reports, notes, files, memoranda, records, drawings, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property (including, without limitation, computers and cellular phones), credit cards, travel cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Executive further confirms that Executive will abide by all restrictions, provisions and terms contained in the Proprietary Information and Inventions Agreement.

7.2    Reasonable Scope. Executive agrees and acknowledges that the time limitation and the geographic scope on the restrictions in Section 7.1 and its subsections are reasonable. Executive also acknowledges and agrees that the limitation in Section 7.1 and its subsections are reasonably necessary for the protection of Company, that through this Agreement Executive shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which was imparted to Executive. In the event that any term, word, clause, phrase, provision, restriction, or subsection of Section 7.1 is more restrictive than permitted by the law of the jurisdiction in which Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable.

7.3    Legal and Equitable Remedies. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of Company to be protected under this Article 7, Executive understands and agrees that Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of his obligations hereunder. Accordingly, Executive specifically agrees that Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section and that such relief may be granted without the necessity of proving actual damages, and without bond. This provision with respect to injunctive relief shall not, however, diminish the right of Company to claim and recover damages or other remedies in addition to equitable relief.

7.4    Extension of Time. In the event that Executive breaches any covenant, obligation or duty in this Article 7 or its subparts, any such duty, obligation, or covenants to which the parties agreed by this Article 7 and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this Article 7 and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

ARTICLE 8

GENERAL PROVISIONS

8.1    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to Company at its primary office location and to Executive at Executive’s address as listed on Company payroll (which address may be changed by written notice).

8.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

8.3    Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Michigan as applied to contracts made and to be performed entirely within Michigan. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan located in Washtenaw County and the United States District Court for the Western District of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

8.4    Waiver. If either party should waive any breach of any provisions of this Agreement, the waiving party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. Any reference to a Section shall mean such section of this Agreement.

8.6    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Company and their respective successors, permitted assigns, heirs, executors and administrators, provided that neither party may assign this Agreement without the consent of the other.

8.7    Claims Barred. Executive agrees that unless a shorter period of limitations applies any claim, suit, action, administrative charge or other proceeding arising out of Executive’s employment or the termination of Executive’s employment, without limitation, claims arising under State or Federal civil rights statutes, must be brought or asserted by Executive within one (1) year of the event giving rise to the claim or be forever barred. Executive expressly waives any longer statute or other period of limitations to the contrary.

8.8    Counterparts; Electronic Signature. This Agreement may be executed in separate counterparts and by facsimile, or other form of electronic transmission, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

The parties have executed this Agreement to be effective as of the Effective Date.

[SIGNATURES ON FOLLOWING PAGE]

Company:

The Coretec Group, Inc
By	/s/ Matthew J. Kappers
Matthew J. Kappers
Its Chief Executive Officer

Executive:
/s/ Matthew Hoffman
Matthew Hoffman

Signature Page

Executive Employment Agreement

Exhibit A

Release Agreement

Executive and Company each acknowledge that (i) Executive and Company are party to that certain Executive Employment Agreement (the “Employment Agreement”), pursuant to Article 1.1 of which certain provisions thereof expressly survive the cessation of Executive’s employment thereunder, (ii) Executive is party to a Proprietary Information and Inventions Agreement, certain provisions of which expressly survive the cessation of Executive’s employment with Company; and (iii) Executive and Company are party to a Stock Restriction Agreement(s), Option Agreement(s) and/or related instruments giving Executive notice of grants for awards of stock rights (collectively, the “Stock Rights Instruments”). The parties further acknowledge that nothing in this Release Agreement shall: (a) release Executive or Company from violations occurring after the cessation of Executive’s employment with Company of any of their respective obligations under any of the provisions of the Employment Agreement (including Company’s obligation to provide severance or benefits to Executive) or the Proprietary Information and Inventions Agreement which survive the cessation of Executive’s employment with Company; (b) eliminate Executive’s rights under any of the provisions of the Employment Agreement that survive the cessation of Executive’s employment with Company; or (c) affect Executive’s or Company’s rights or obligations with respect to the Stock Rights Instruments.

In consideration for the severance benefits provided to Executive pursuant to the Employment Agreement, Executive hereby releases, acquits and forever discharges Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Executive may have as a result of any action against Executive based on Executive’s employment with Company, or as otherwise provided in applicable insurance policies, governance documents or other agreements) arising out of or in any way related to events, acts or conduct occurring on or prior to the date Executive executes this Release Agreement, arising out of or in any way connected with the Employment Agreement, Executive’s employment with Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation (excluding any severance payments or benefits to which Executive is entitled under the Employment Agreement); claims pursuant to any federal, state or local law or cause of action including, without limitation, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, without limitation, by the Older Workers’ Benefit Protection Act, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991, as amended; the Employee Retirement and Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Fair Labor Standards Act, as amended; the Family and Medical Leave Act, as amended; Michigan laws relating to employment, including, without limitation, the Michigan Elliot-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, as amended, the Michigan Whistleblowers Protection Act, as amended, the Michigan Persons With Disabilities Civil Rights Act, as amended, the Michigan Whistleblower Protection Act, as amended, the Michigan Bullard-Plawecki Employee Right to Know Act; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

A-1

The Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under ADEA. Executive also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (A) Executive’s waiver and release do not apply to any rights or claims that may arise after Executive executes this Release Agreement; (B) Executive has the right, and has been advised, to consult with an attorney prior to executing this Release Agreement; (C) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose to voluntarily execute this Release Agreement earlier); (D) Executive has seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release Agreement is executed by the Executive, provided that Company has also executed this Release Agreement by that date.

THIS IS A RELEASE – READ BEFORE SIGNING

The Coretec Group	Executive:

By:
Name:	Matthew Hoffman
Title:
Date:	Date:

A-2

Exhibit B

Employee Proprietary Information and Inventions Assignment Agreement

THIS EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT (the “Agreement”) is made as of the date set forth below between The Coretec Group, Inc. (the “Company”), and the undersigned employee of Company (“Employee”).

The following Agreement confirms certain terms of Employee’s employment with Company, which Employee acknowledges is a material part of the consideration for the Employee’s employment by Company and the compensation received by the Employee from Company from time to time.

1.           Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

“Board” means the Board of Directors of Company.

“Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of Company, whether such documents or media have been prepared by Employee or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

“Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others, that relate in any way to the business of the Company as currently conducted and proposed to be conducted, including, without limitation, any product or service relating to treatment or cure of any metabolic or central nervous system disease, including, without limitation, diabetes, cardiovascular and oncology disease.

“Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of Company, or which became or will become known by, or was or is conveyed to Company, which has commercial value in Company’s business, including, without limitation, any procedure, discovery, invention, formula, data, results, idea or technique; any trade secret, trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto; and any information relating to the foregoing or to any research, development, manufacturing, engineering, marketing, servicing, sales, financing, legal or other business activities or to any present or future products, prices, plans, forecasts, suppliers, clients, customers, employees, consultants or investors; whether in oral, written, graphic or electronic form, including, without limitation, information relating to animal health, welfare, census and related data and information and protocols at any time used or developed by Company with research animals used or to be used by Company in its business.

2.           Confidentiality of Proprietary Information.

(a)    Nature of Information. Employee understands that Company possesses and will possess Proprietary Information which is important to its business. Employee understands that Employee’s engagement creates a relationship of confidence and trust between Company and Employee with respect to Proprietary Information.

(b)    Property of Company. Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of Company. Employee hereby assigns to Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials.

(c)    Confidentiality. At all times, both during the term of Employee’s engagement by Company and after its termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Board, except as may be necessary in the ordinary course of performing Employee’s duties for Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (a) was already known to Employee at the time of its disclosure to Employee by or on behalf of Company, (b) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, (c) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part, or (d) as contemplated by Section 2(d) below.

(d)    Compelled Disclosure. In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall, unless legally prohibited from doing so, give Company prompt notice of such request so that Company may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information, with any costs necessary to obtain such assurance to be paid by Company.

(e)    Records. Employee agrees to make and maintain adequate and current written records, in a form specified by Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to Company pursuant to this Agreement.

(f)    Handling of Company Documents and Materials. Employee agrees that during Employee’s employment by Company, Employee shall not remove any Company Documents and Materials from the business premises of Company or deliver any Company Documents and Materials to any person or entity outside Company, except in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by Company for any reason, or during Employee’s employment if so requested by Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation, including any employment agreement or similar documents; (ii) Employee’s personal copies of any materials previously distributed generally to stockholders of Company; (iii) Employee’s copy of this Agreement, and (iv) any personal effects that do not contain any element of Proprietary Information.

3.           Inventions.

(a)    Disclosure. Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by Company all Inventions made during the term of Employee’s employment. Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice, or developed by Employee within six (6) months after the termination of Employee’s employment with Company which resulted, in whole or in part, from Employee’s prior employment by Company. Such disclosures shall be received by Company in confidence, to the extent such Inventions are not assigned to Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)    Assignment of Inventions to Company. Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment shall be the sole property of Company to the maximum extent permitted by law. Employee hereby irrevocably assigns all such Inventions to Company.

(c)    Works Made for Hire. Employee agrees that Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of Company’s rights under copyright laws. Employee hereby assigns to Company any and all rights, title and interest Employee may have or acquire in such Inventions. If in the course of Employee’s employment with Company, Employee incorporates into a Company product, process or machine a prior Invention owned by Employee or in which Employee has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

(d)    List of Inventions. Employee has attached hereto as Exhibit 1 a complete list of all Inventions or improvements to which Employee claims ownership and that Employee desires to remove from the operation of this Agreement. Employee acknowledges and agrees that such list is complete. If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.

(e)    Cooperation. Employee agrees to perform during Employee’s employment and after Employee’s employment, to use commercially reasonable efforts to perform, all acts deemed necessary or desirable by Company to permit and assist it, at Company’s expense, in further evidencing and perfecting the assignments made to Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries, provided that the such activities do not materially interfere with Employee’s then-current professional activities. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by Employee.

(f)    Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of Company that would violate such Moral Rights in the absence of such consent.

(g)    Holdover Assignment. After the termination of Employee’s employment with the Company for any reason, Employee agrees to (i) disclose immediately to the Company all Inventions, patentable or not; (ii) assist, at the Company’s expenses with applications for United States patents and foreign patents covering such Inventions as the Company may request; (iii) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have, and (iv) to execute, acknowledge, deliver, or act as otherwise necessary at the request and expense of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the full rights to such Inventions and applications. The Inventions subject to this Section 3(g) shall be those Inventions that (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company; (2) are in any way based on any Proprietary Information; or result from any work performed by Employee for the Company; or (3) are in any way related to the subject matter or activities of Employee’s employment at the Company.

(h)    Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, laboratory notebooks and in any other form that may be required by the Company) of all Proprietary Information and all Inventions made by Employee during Employee’s period of employment at the Company, which records shall be available to and remain the sole property of Company at all times.

10.      Remedies. Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to Company inadequately compensable in damages, and accordingly, agrees that Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. In any action successfully brought by Company to enforce the rights of Company against Employee under this Agreement, Company shall also be entitled to recover reasonable attorneys’ fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court’s order for relief.

11.         General.

(a)    Severability. Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(b)    Authorization to Notify New Employer. Employee hereby authorizes Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the termination of Employee’s employment with Company.

(c)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between Company and Employee relating to the subject matter herein and merges all prior discussions between them, including but not limited to any and all statements made by any officer, employee or representative of Company regarding Company’s financial condition or future prospects. Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of Company. Notwithstanding the foregoing, to the extent any provision of this Agreement conflicts with any provision of a separate, written employment agreement between Company and Employee, such employment agreement shall control.

(d)    Amendment. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the Board and Employee. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement.

(e)    Effective Date and Binding Effect. This Agreement shall be effective as of the first day of Employee’s employment with Company and shall be binding upon Employee, Employee’s heirs, executor, assigns and administrators and shall be binding upon, and inure to the benefit of, Company, its subsidiaries, successors and assigns.

(f)    Governing Law. Employee understands and agrees that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan, without giving effect to its principals governing conflict of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan located in Washtenaw County and the United States District Court for the Western District of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

COMPANY:		EMPLOYEE:

The Coretec group, Inc.
By:	/s/ Matthew J. Kappers	/s/ Matthew Hoffman
Name:
Title:		Matthew Hoffman

Date:

EXHIBIT 1

The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by Company that have been made or discovered or conceived or first reduced to practice by Employee or jointly with others prior to Employee’s employment by Company that Employee desires to remove from the operation of Company’s Proprietary Information and Inventions Agreement:

☒	No Inventions or improvements.

☐	See below: Any and all Inventions regarding:

☐	Additional sheets attached.

Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:

☐	No materials or documents

☐	See below:

Date:	October 14, 2022	/s/ Matthew Hoffman
Matthew Hoffman